Exhibit 4.6

         THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO QUEST MINERALS & MINING CORP. THAT SUCH REGISTRATION IS NOT REQUIRED.

Principal Amount: $100,000.00                     Issue Date:  ________ __, 2006


                          CONVERTIBLE PROMISSORY NOTE
                          ---------------------------

         FOR VALUE RECEIVED, Quest Minerals & Mining Corp., a Utah corporation (the "Borrower"), hereby promises to pay to _________________, _______________,
________________ (the "Holder") or its registered assigns or successors in interest or order, without demand, the sum of One Hundred Thousand Dollars ($100,000.00) ("Principal Amount"), with simple and unpaid interest thereon, on _______ __, 2007 [equal to 15th Month Anniversary of the Closing Date] (the "Maturity Date"), if not sooner paid.

         This Note has been entered into pursuant to the terms of a unit purchase agreement (the "Unit Purchase Agreement") between the Borrower, the Holder, and certain other holders (the "Other Holders") of convertible promissory notes (the "Other Notes"), dated of even date herewith, and shall be governed by the terms of such Unit Purchase Agreement. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Unit Purchase Agreement. The following terms shall apply to this Note:

         1.       INTEREST; AMORTIZATION

                  1.1. Interest Rate. Subject to Section 5.5 hereof, interest payable on this Note shall accrue at a rate per annum (the "Interest Rate") equal to six percent (6%). Interest shall be calculated on the basis of a 360-day year. Interest on the Principal Amount shall accrue from the date of this Note and be payable pursuant to Section 1.2 hereof and on the Maturity Date, whether by acceleration or otherwise.

                  1.2. Minimum Monthly Principal Payments. Amortizing payments of the outstanding Principal Amount and interest of this Note shall commence on the five month anniversary date of this Note and on the same day of each month thereafter (each a "Repayment Date") until the Principal Amount and interest have been repaid in full, whether by the payment of cash or by the payment of such Principal Amount in Common Stock pursuant to the terms hereof. Subject to Section 2.1 and Section 3 below, on each Repayment Date, the Borrower shall make payments to the Holder in an amount equal to one-tenth (1/10th) of the sum of (a) the initial Principal Amount and (b) all accrued interest thereon

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(collectively, the "Monthly Amount"). Any Principal Amount, interest and any other sum arising under this Note and the Unit Purchase Agreement that remains outstanding on the Maturity Date shall be due and payable on the Maturity Date.

                  1.3. Transfer. Subject to compliance with applicable securities laws, this Note, and the rights evidenced hereby, may be transferred, sold, pledged, hypothecated or otherwise granted as security by any registered holder hereof (a "Transferor"). On the surrender for exchange of this Note, with a duly executed Transferor's endorsement (the "Transferor Endorsement Form") and together with an opinion of counsel reasonably satisfactory to the Company that the transfer of this Note will be in compliance with applicable securities laws, the Company at its expense, twice, only, but with payment by the Transferor of any applicable transfer taxes, will issue and deliver to or on the order of the Transferor thereof a new Note or Notes of like tenor, in the name of the Transferor and/or the transferee(s) specified in such Transferor Endorsement Form (each a "Transferee"), calling in the aggregate on the face or faces thereof for the Principal Amount called for on the face or faces of the Note so surrendered by the Transferor. No such transfers shall result in a public distribution of the Note.

                  1.4. Replacement. Upon receipt of a duly executed, notarized and written statement (which shall include (a) a covenant from the Holder to indemnify the Borrower against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount then due under the Note, and (b) an express authorization that the Borrower may offset any such amounts against amounts then due under the Note) from the Holder with respect to the loss, theft or destruction of this Note (or any replacement hereof), or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Maker shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

         2.       REPAYMENT

                  2.1. Payment of Monthly Amount in Cash or Common Stock. Subject to Section 3.2 hereof, the Borrower, at the Borrower's sole election, shall pay the Monthly Amount (i) in cash in an amount equal to one hundred two percent (102%) of the Monthly Amount, within ten (10) business days after the applicable Repayment Date, or (ii) in Common Stock at an applied conversion rate equal to seventy five percent (75%) of the VWAP (as defined herein) for the five trading days preceding such Repayment Date. Amounts paid with shares of Common Stock must be delivered to the Holder not later than three (3) business days after the applicable Repayment Date. The Borrower must send notice to the Holder by confirmed telecopier not later than 6:00 PM, New York City time on the tenth
(10th) business day preceding a Repayment Date notifying Holder of Borrower's election to pay the Monthly Amount in cash or Common Stock. Elections by the Borrower must be made to all Other Holders in proportion to the relative Note principal held by the Holder and the Other Holders. If such notice is not timely sent or if the Monthly Amount is not timely delivered, then Holder shall have the right, instead of the Company, to elect within five trading days after the applicable Repayment Date whether to be paid in cash or Common Stock. Such Holder's election shall not be construed to be a waiver of any default by Borrower relating to non-timely compliance by Borrower with any of its obligations under this Note. If either the Borrower or the Holder elects that the Monthly Amount will be paid in shares of Common Stock, the Company shall have issued and delivered to the Depository Trust Company ("DTC") account on the

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Holder's behalf via the Deposit Withdrawal Agent Commission System ("DWAC"), if
the Company's transfer agent participates in the DWAC system, a number of shares of Common Stock to be applied against such Monthly Amount equal to the quotient of (x) the applicable Monthly Amount divided by seventy-five percent (75%) of the average of the VWAP for the five (5) Trading Days immediately preceding the Repayment Date. Notwithstanding the foregoing to the contrary, the Borrower may elect to pay the Monthly Amount in shares of Common Stock on any Repayment Date or Share Advance Date only if (A) the registration statement required to be filed pursuant to the Unit Purchase Agreement among the Borrower, the Holder and Other Holders (the "Registration Statement") providing for the resale of the shares of Common Stock issuable upon conversion of this Note is effective, (B) trading in the Common Stock shall not have been suspended by the Securities and Exchange Commission or the OTC Bulletin Board (or other exchange or market on which the Common Stock is trading), (C) the Borrower is in material compliance with the terms and conditions of this Note and the Unit Purchase Agreement and any other transaction documents, and (D) the issuance of shares of Common Stock on the Repayment Date does not violate the provisions of Section 3.2 hereof.

                  For purposes hereof, "VWAP" means, for any date, (i) the daily volume weighted average price of the Common Stock on the OTC Bulletin Board (or other exchange or market on which the Common Stock is trading) as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (ii) if the Common Stock is not then listed or quoted on the OTC Bulletin Board (or other exchange or market on which the Common Stock is trading) and if prices for the Common Stock are then reported in the "Pink Sheets" published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (iii) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Borrower.

                  2.2. Prepayment. The Borrower has the option of prepaying the outstanding Principal Amount of this Note and any accrued interest thereon, in whole or in part, at any time prior to the Maturity Date.

         3.       CONVERSION RIGHTS

                  3.1. Holder's Conversion Rights. Subject to Section 3.2, the Holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding Principal Amount of this Note, together with interest and fees due hereon, into shares of Common Stock, subject to the terms and conditions set forth in this Article 3, at the rate of $____ per share [equal to seventy-five percent (75%) of the average of the closing sales prices for the Common Stock for the five trading days preceding the Closing Date] of Common Stock (the "Conversion Price"), as the same may be adjusted pursuant to this Note and the Unit Purchase Agreement. The Holder may exercise such right by delivery to the Borrower of a written Notice of Conversion pursuant to Section 3.4.

                  3.2. Holder's Conversion Limitation. The Holder shall not be entitled to convert on a Conversion Date that amount of the Note in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the

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Holder and its affiliates on a Conversion Date, (ii) any Common Stock issuable in connection with the unconverted portion of the Note, and (iii) the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Borrower on such Conversion Date. For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to aggregate conversions of only 4.99% and aggregate conversion by the Holder may exceed 4.99%. The Holder shall have the authority and obligation to determine whether the restriction contained in this Section 3.2 will limit any conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Notes are convertible shall be the responsibility and obligation of the Holder. The Holder may waive the conversion limitation described in this Section 3.2, in whole or in part, upon and effective after 61 days prior written notice to the Borrower. The Holder may allocate decide whether to convert a Note or exercise Warrants to achieve an actual 4.99% ownership position.

                  3.3. Borrower's Conversion Rights. In the event that (a) an effective current Registration Statement covering the shares of Common Stock to be issued pursuant to the terms of this Section 3.3 exists, (b) the closing sales price for the Common Stock as reported by Bloomberg L.P. for the Principal Market (as hereinafter defined) for each of the twenty (20) trading days preceding the date of the Notice of Conversion (the "Pricing Period") equals or exceeds two hundred percent (200%) of the Conversion Price, and (c) the average daily trading volume for the Common Stock during the Pricing Period equals or exceeds five hundred thousand (500,000) shares, the Borrower shall have the right, but not the obligation, to cause all or any portion of the then aggregate outstanding Principal Amount of this Note to convert, together with interest and fees due hereon, into shares of Common Stock, subject to the terms and conditions set forth in this Article 3 (other than Section 3.2, which shall not limit the Borrower's right of conversion), at the Conversion Price, as the same may be adjusted pursuant to this Note and the Unit Purchase Agreement. The Borrower may exercise such right by delivery to the Holder of a written Notice of Conversion pursuant to Section 3.3.

                  3.4.     Mechanics of Conversion.

                           3.4.1.   The number of shares of Common Stock to be
issued upon each conversion of this Note pursuant to this Article 3 shall be determined by dividing that portion of the Principal Amount and interest to be converted, if any, by the then applicable Conversion Price. In the event that either the Holder or the Borrower elects to convert any amounts outstanding under this Note into Common Stock, the Holder or the Borrower, as the case may be, shall give notice of such election by delivering an executed and completed notice of conversion (a "Notice of Conversion") to the Borrower or the Holder, as the case may be, which Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount and accrued interest being converted. The original Note is not required to be surrendered to the Borrower until all sums due under the Note have been paid or converted. On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount and accrued

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interest as entered in its records. Each date on which a Notice of Conversion is delivered or sent via facsimile to the Borrower or the Holder, as the case may be, in accordance with the provisions hereof shall be deemed a "Conversion
Date." A form of Notice of Conversion to be employed by the Holder and the Borrower is annexed hereto as Exhibit A.

                           3.4.2.   Pursuant to the terms of a Notice of
Conversion, the Borrower will issue instructions to the transfer agent accompanied by an opinion of the Borrower's counsel, and shall cause the transfer agent to transmit the certificates representing the Conversion Shares within three (3) business days after receipt by the Borrower of the Notice of Conversion (the "Delivery Date"), either (a) to the DTC account on the Holder's behalf via the DWAC as specified in the Notice of Conversion (provided the Borrower participates in the DTC FAST system), registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, or (b) if the Borrower does not participate in the DTC FAST system, to the Holder to an address designated by Holder in the United States. In the case of the exercise of the conversion rights set forth herein, the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower or the Holder, as the case may be, of the Notice of Conversion. The Holder shall be treated for all purposes as the record and beneficial holder of such shares of Common Stock, unless the Holder provides the Borrower written instructions to the contrary.

                           3.4.3.   Notwithstanding the foregoing to the
contrary, the Borrower or its transfer agent shall only be obligated to issue and deliver the shares to the DTC on the Holder's behalf via DWAC (or certificates free of restrictive legends) if such conversion is in connection with a sale, there is an effective Registration Statement related to the resale of the Common Stock and the Holder provides a written representation that the prospectus delivery requirements, or the requirements of Rule 144, as applicable and if required, have been satisfied (and, if requested by the Borrower's transfer agent, the Borrower, or the Borrower's legal counsel, provide reasonably satisfactory evidence of the same)). If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the Delivery Date, the Holder shall be entitled by written notice to the Borrower at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Borrower shall immediately return this Note if tendered for conversion.

                  3.5. Adjustment of Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

                           3.5.1.   Adjustments for Stock Splits and
Combinations. If the Borrower shall at any time or from time to time after the date this Note is issued to the Holder (the "Issuance Date"), effect a stock split of the outstanding Common Stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased. If the Borrower shall, at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustments under this Section 3.5.1 shall be effective at the close of business on the date the stock split or combination occurs.

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

                           3.5.2.   Adjustments for Certain Dividends and
Distributions. If the Borrower shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, the applicable Conversion Price then in effect by a fraction:

                                    3.5.2.1. the numerator of which shall be the
total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

                                    3.5.2.2. the denominator of which shall be
the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

                           3.5.3.   Adjustment for Other Dividends and
Distributions. If the Borrower shall, at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the Holder of this Note shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Borrower which they would have received had this Note been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 3.5.3 with respect to the rights of the Holder of this Note; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

                           3.5.4.   Adjustments for Reclassification, Exchange
or Substitution. If the Common Stock issuable upon conversion of this Note, at any time or from time to time after the Issuance Date, shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 3.5.1, 3.5.2, and 3.5.3, or a reorganization, merger, consolidation, or sale of assets provided for in Section 3.5.5), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the Holder shall have the right thereafter to convert this Note into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such Note might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

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                           3.5.5.   Adjustments for Reorganization, Merger,
Consolidation or Sales of Assets. If, at any time or from time to time after the Issuance Date, there shall be a capital reorganization of the Borrower (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Sections 3.5.1, 3.5.2, and 3.5.3, or a reclassification, exchange or substitution of shares provided for in Section 3.5.4), or a merger or consolidation of the Borrower with or into another corporation where the holders of outstanding voting securities prior to such merger or consolidation do not own over fifty percent (50%) of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Borrower's properties or assets to any other person (an "Organic Change"), then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the Holder shall have the right thereafter to convert such Note into the kind and amount of shares of stock and other securities or property of the Borrower or any successor corporation resulting from Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3.5.5 with respect to the rights of the Holder after the Organic Change to the end that the provisions of this Section 3.5.5 (including any adjustment in the applicable Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of this Note and the Other Notes) shall be applied after that event in as nearly an equivalent manner as may be practicable.

                           3.5.6.   Adjustments for Issuance of Additional
Shares of Common Stock.

                                    3.5.6.1. In the event the Borrower shall, at
any time, from time to time, issue or sell any shares of additional shares of Common Stock (otherwise than as provided in the foregoing Sections 3.5.1 through 3.5.5 of this Section 3.5 or pursuant to Common Stock Equivalents (hereafter defined) granted or issued prior to the Issuance Date) ("Additional Shares of Common Stock"), at a price per share less than the Conversion Price then in effect or without consideration, then the Conversion Price upon each such issuance shall be adjusted to that price (rounded to the nearest cent) determined by multiplying each of the Conversion Price then in effect by a fraction:

                                             (A) the numerator of which shall be
equal to the sum of (x) the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus
(y) the number of shares of Common Stock (rounded to the nearest whole share) which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at a price per share equal to the Conversion Price then in effect, and

                                             (B) the denominator of which shall
be equal to the number of shares of Common Stock outstanding immediately after the issuance of such Additional Shares of Common Stock.

                                    3.5.6.2. The provisions of Section 3.5.6.1
shall not apply to any issuance of Additional Shares of Common Stock for which an adjustment is provided under Section 3.5.7. No adjustment of the number of shares of Common Stock for which this Note shall be convertible shall be made

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under of Section 3.5.6.1 upon the issuance of any Additional Shares of Common
Stock which are issued pursuant to the exercise of any Common Stock Equivalents, if any such adjustment shall previously have been made upon the issuance of such Common Stock Equivalents pursuant to Section 3.5.7.

                           3.5.7.   Issuance of Common Stock Equivalents. If the
Borrower, at any time after the Issuance Date, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock ("Convertible Securities"), other than the Notes, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities shall be issued or sold (collectively, the "Common Stock Equivalents") and the aggregate of the price per share for which Additional Shares of Common Stock may be issuable thereafter pursuant to such Common Stock Equivalent, plus the consideration received by the Borrower for issuance of such Common Stock Equivalent divided by the number of shares of Common Stock issuable pursuant to such Common Stock Equivalent (the "Aggregate Per Common Share Price") shall be less than the applicable Conversion Price then in effect, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall make the Aggregate Per Share Common Price be less than the applicable Conversion Price in effect at the time of such amendment or adjustment, then the applicable Conversion Price upon each such issuance or amendment shall be adjusted as provided in the first sentence of Section 3.5.6 on the basis that (1) the maximum number of Additional Shares of Common Stock issuable pursuant to all such Common Stock Equivalents shall be deemed to have been issued (whether or not such Common Stock Equivalents are actually then exercisable, convertible or exchangeable in whole or in part) as of the earlier of (A) the date on which the Borrower shall enter into a firm contract for the issuance of such Common Stock Equivalent, or (B) the date of actual issuance of such Common Stock Equivalent. No adjustment of the applicable Conversion Price shall be made under this Section 3.5.7 upon the issuance of any Convertible Security which is issued pursuant to the exercise of any warrants or other subscription or purchase rights therefor, if any adjustment shall previously have been made to the exercise price of such warrants then in effect upon the issuance of such warrants or other rights pursuant to Section 3.5.7. No adjustment shall be made to the Conversion Price upon the issuance of Common Stock pursuant to the exercise, conversion, or exchange of any Convertible Security or Common Stock Equivalent where an adjustment to the Conversion Price was made as a result of the issuance or purchase of any Convertible Security or Common Stock Equivalent.


                           3.5.8.   Consideration for Stock. In case any shares
of Common Stock or any Common Stock Equivalents shall be issued or sold:

                                    3.5.8.1. in connection with any merger or
consolidation in which the Borrower is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Borrower shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefor shall be, deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Borrower, of such portion of the assets and business of the nonsurviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible Securities, rights or warrants or options, as the case may be; or

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                                    3.5.8.2. in the event of any consolidation
or merger of the Borrower in which the Borrower is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Borrower shall be changed into or exchanged for the stock or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of the Borrower for stock or other securities of any corporation, the Borrower shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation. If any such calculation results in adjustment of the applicable Conversion Price, or the number of shares of Common Stock issuable upon conversion of the Notes, the determination of the applicable Conversion Price or the number of shares of Common Stock issuable upon conversion of the Notes immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Notes. In the event Common Stock is issued with other shares or securities or other assets of the Borrower for consideration which covers both, the consideration computed as provided in this Section 3.5.8 shall be allocated among such securities and assets as determined in good faith by the Board of Directors of the Borrower.

                           3.5.9.   Record Date. In case the Borrower shall take
record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

                           3.5.10.  Certain Issues Excepted. Anything herein to
the contrary notwithstanding, the Borrower shall not be required to make any adjustment to the Conversion Price in connection with (i) securities issued (other than for cash) in connection with a merger, acquisition, consolidation, or the purchase of substantially all of the securities or assets of a corporation or other entity, (ii) securities issued pursuant to a bona fide firm underwritten public offering of the Borrower's securities, (iii) securities issued pursuant to the conversion or exercise of convertible or excercisable securities issued or outstanding on or prior to the date hereof or issued pursuant to the Purchase Agreement, (iv) the shares of Common Stock issuable upon the exercise of Warrants, (v) securities issued in connection with strategic license agreements, the entering into or acquiring of material contracts in connection with the Borrower's business as currently being conducted, and other partnering arrangements, leases, joint ventures, or strategic alliances (collectively all of the foregoing "Material Agreements"), so long as such issuances are not for the purpose of raising capital and a disinterested majority of the Borrower's board of directors approves such Material Agreements (vi) Common Stock issued or options or rights to purchase Common Stock granted or issued pursuant to the Borrower's stock option plans, stock incentive plans and/or employee stock purchase plans, as each of these plans currently exist, (vii) any warrants issued to the placement agent and its designees for the transactions contemplated by the Purchase Agreement, (viii) as a result of conversion or prepayment of this Note or the Other Notes which are granted or issued pursuant to the Unit Purchase Agreement, and (ix) the payment of any interest on the Notes, liquidated damages, or other damages pursuant to the Transaction Documents, (x) options to purchase 10,000,000 shares of Common Stock pursuant to existing contractual obligations, and (xi) Common Stock issued

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or options or rights to purchase Common Stock granted or issued pursuant to a newly adopted stock incentive plan in an amount not exceeding 6,000,000 shares.

                           3.5.11.  No Impairment. The Borrower shall not, by
amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Borrower, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 3.5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holder against impairment. In the event a Holder shall elect to convert any Notes as provided herein, the Borrower cannot refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, violation of an agreement to which such Holder is a party or for any reason whatsoever, unless, an injunction from a court, or notice, restraining and or adjoining conversion of all or of said Notes shall have issued and the Borrower posts a surety bond for the benefit of such Holder in an amount equal to one hundred thirty percent (130%) of the amount of the Notes the Holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event it obtains judgment.

                           3.5.12.  Certificates as to Adjustments. Upon
occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of this Note pursuant to this
Section 3.5, the Borrower, at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Borrower shall, upon written request of the Holder, at any time, furnish or cause to be furnished to the Holder a like certificate setting forth such adjustments and readjustments, the applicable Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of this Note. Notwithstanding the foregoing, the Borrower shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent (1%) of such adjusted amount.

                            3.5.13. Issue Taxes. The Borrower shall pay any and
all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of this Note pursuant thereto; provided, however, that the Borrower shall not be obligated to pay any transfer taxes resulting from any transfer requested by the Holder in connection with any such conversion.

                           3.5.14.  Fractional Shares. No fractional shares of
Common Stock shall be issued upon conversion of this Note. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Borrower shall pay cash equal to the product of such fraction multiplied by the average of the closing bid price of the Common Stock for the five (5) consecutive Trading Days immediately preceding the Conversion Date.

                           3.5.15.  Regulatory Compliance. If any shares of
Common Stock to be reserved for the purpose of conversion of this Note or any interest accrued thereon require registration or listing with or approval of any

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governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Borrower shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

                  3.6. Reservation. During the period the conversion right exists, Borrower will reserve from its authorized and unissued Common Stock not less than one hundred seventy-five percent (175%) of the number of shares to provide for the issuance of Common Stock upon the full conversion of this Note.

                  3.7. Issuance of Replacement Note. Upon any partial conversion of this Note, a replacement Note containing the same date and provisions of this Note shall, at the written request of the Holder, be issued by the Borrower to the Holder for the outstanding Principal Amount of this Note and accrued interest which shall not have been converted or paid, provided Holder has surrendered an original Note to the Borrower. In the event that the Holder elects not to surrender a Note for reissuance upon partial payment or conversion, the Holder hereby indemnifies the Borrower against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount then due under the Note, and the Borrower is hereby expressly authorized to offset any such amounts against amounts then due under the Note.

         4.       EVENTS OF DEFAULT.

                  4.1. The occurrence of any of the following events, after written notice thereof by the Holder to the Borrower, shall be an "Event of Default" under this Note:

                           4.1.1.   the Borrower shall fail to make the payment
of any amount of principal outstanding the date such payment is due hereunder;
or

                           4.1.2.   the Borrower shall fail to make any payment
of interest in shares of Common Stock for a period of ten (10) days after the date such payment is due; or

                           4.1.3.   the Borrower shall (i) apply for or consent
to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors,
(iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors' rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same, or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or

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

                           4.1.4.   a proceeding or case shall be commenced in
respect of the Borrower, without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Borrower or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii), or (iii) shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Borrower or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Borrower and shall continue undismissed, or unstayed and in effect for a period of sixty (60) days; or

                           4.1.5    any material breach of any representation,
warranty or covenant of the Company made herein or in the Unit Purchase Agreement or any other transaction document or agreement, statement or certificate given in writing pursuant hereto or in connection herewith; or

                           4.1.6    the failure of the Borrower to instruct its
transfer agent to remove any legends from shares of Common Stock eligible to be sold under Rule 144 of the Securities Act and issue such unlegended certificates to the Holder within five (5) business days of the Holder's request so long as the Holder (and its broker) has provided reasonable assurances to the Borrower that such shares of Common Stock will be sold in compliance with Rule 144; or

                           4.1.7    except as otherwise set forth herein to the
contrary, the failure of the Borrower to pay any amounts due to the Holder herein or in the Unit Purchase Agreement or the Registration Rights Agreement within ten (10) business days of receipt of notice to the Borrower.

                  4.2. Remedies Upon An Event of Default. If an Event of Default shall have occurred and shall be continuing, the Holder of this Note may at any time at its option, (a) declare the entire unpaid principal balance of this Note, together with all interest accrued hereon, due and payable, and thereupon, the same shall be accelerated and so due and payable, without presentment, demand, protest, or notice, all of which are hereby expressly unconditionally and irrevocably waived by the Borrower; provided, however, that upon the occurrence of an Event of Default described in (i) Sections 4.1.3 or 4.1.4, the outstanding principal balance and accrued interest hereunder shall be automatically due and payable and (ii) Sections 4.1.1, 4.1.2, 4.1.5, and 4.1.6, demand the prepayment of this Note pursuant to Section 2.1 hereof, (b) demand that the principal amount of this Note then outstanding shall be converted into shares of Common Stock at a Conversion Price per share calculated pursuant to
Section 3 hereof assuming that the date that the Event of Default occurs is the Conversion Date (as defined in Section 3 hereof) and demand that all accrued and unpaid interest under this Note shall be converted into shares of Common Stock in accordance with Section 3.1 hereof, or (c) exercise or otherwise enforce any one or more of the Holder's rights, powers, privileges, remedies and interests under this Note, the Unit Purchase Agreement, other transaction document or applicable law. No course of delay on the part of the Holder shall operate as a waiver thereof or otherwise prejudice the right of the Holder. No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

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         5.       MISCELLANEOUS

                  5.1. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served,
(ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be as follows:

         (i) if to the Borrower:    Quest Minerals & Mining Corp.
                                    18B East 5th Street
                                    Paterson, NJ 07524
                                    Attn: Eugene Chiaramonte, Jr. Facsimile:
                                    (973) 684-8009

         with a copy
         (by facsimile only) to:    Spectrum Law Group, LLP
                                    1900 Main Street, Suite 125
                                    Irvine, CA 92614-7321
                                    Attn: Marc A. Indeglia, Esq.
                                    Facsimile: (949) 851-5940

         (ii) if to the Holder:     to the name, address, and facsimile number
                                    set forth in the Unit Purchase Agreement

                  5.2. Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

                  5.3. Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

                  5.4. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this

Note on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note.

                  5.5. Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.

                  5.6. Construction. Each party acknowledges that it has been afforded the opportunity to have its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

                  5.7. Stockholder Status. The Holder shall not have rights as a stockholder of the Borrower with respect to unconverted portions of this Note. However, the Holder will have the rights of a stockholder of the Borrower with respect to the Shares of Common Stock to be received after delivery by the Holder of a Conversion Notice to the Borrower.

         IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the ___th day of _____________, 2006.


                                       QUEST MINERALS & MINING CORP.


                                       By:______________________________________
                                          Name:  Eugene Chiaramonte, Jr.
                                          Title: Vice President

WITNESS:

_________________________



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

                              NOTICE OF CONVERSION
                              --------------------

            (To be executed by the Registered Holder or the Borrower
                          in order to convert the Note)

         The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by Quest Minerals & Mining Corp. on ____________ __, 2006 into Shares of Common Stock of Quest Minerals & Mining Corp. (the "Borrower") according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:_____________________________________________________________


Conversion Price:_______________________________________________________________


Number of Shares of Common Stock Beneficially Owned on the Conversion Date [In the event of a Holder Conversion]: Less than 5% of the outstanding Common Stock of Quest Minerals & Mining Corp.

Shares To Be Delivered:_________________________________________________________


Signature:______________________________________________________________________


Print Name:_____________________________________________________________________


Address:________________________________________________________________________

        ________________________________________________________________________

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